XTF ADVISORS TRUST

RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, XTF Advisors Trust (the "Trust") is a Delaware business trust, being  registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with the Securities and Exchange Commission (the "SEC") as an open-end management investment company;

WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of each class of shares of beneficial interest (“Shares”) of each series of the Trust (individually a “Fund” and collectively the “Funds”) and each class of Shares (individually a “Class” and collectively the “Classes”) described in Appendix A and further described with regard to specific Classes in Appendix B, as may be amended from time to time;

WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

WHEREAS, at a meeting held on February 20, 2007, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Revised Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interest of the holders of Shareholder Class Shares of each Fund issuing those shares; (b) in the best interest of the holders of Investor Class Shares of each Fund issuing those shares and (h) in the best interests of the Trust as a whole;

NOW THEREFORE, this Multi-Class Plan, as appended, and as may be amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of the 6th day of March 2007.

XTF Advisors Trust

By:  /s/ Andrew Rogers

       Andrew Rogers, Treasurer

APPENDIX A

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.

FUNDS AND CLASSES AS OF February 20, 2007

The Target Date and Tactical Allocation Portfolios have Class I and Class II C Shares.  The Moderate Portfolios have a single class of shares.

TARGET DATE PORTFOLIOS ETF 2010 PORTFOLIO ETF 2015 PORTFOLIO ETF 2020 PORTFOLIO ETF 2025 PORTFOLIO ETF 2030 PORTFOLIO ETF 2040+ PORTFOLIO	TACTICAL ALLOCATION PORTFOLIOS ETF 20 PORTFOLIO ETF 40 PORTFOLIO ETF 50 PORTFOLIO ETF 60 PORTFOLIO ETF 70 PORTFOLIO ETF 80 PORTFOLIO ETF 100 PORTFOLIO	MODERATE PORTFOLIOS XTF MODERATE CONSERVATIVE PORTFOLIO XTF MODERATE PORTFOLIO XTF MODERATE AGGRESSIVE PORTFOLIO

2.  ALLOCATION OF CLASS EXPENSES

With respect to each Fund, each shareholder class of said Fund represents an interest in the same portfolio of securities of the Trust and has no exchange privileges or conversion features within that Fund. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(a)

expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

(b)

each class will bear different Class Expenses (as defined below);

(c)

each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(d)

each class will bear a different name or designation.

The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

(1)

asset-based distribution, account maintenance and shareholder service fees, and

(2)

extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class.

Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

3.  ALLOCATION OF FUND INCOME AND EXPENSES

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section 2 above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

4.  EXPENSE WAIVERS OR REIMBURSEMENTS

All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

5.  AMENDMENTS

This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.

6.  EXCHANGES

Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same Class at their respective net asset values.

 APPENDIX B

CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Participating Insurance Companies and any Third Party Intermediaries may have additional charges not described below.  The minimum initial investment for all classes of shares is governed by the Participating Insurance Companies.

MODERATE PORTFOLIOS:

Shares of the Moderate Portfolios are offered at their net asset value per share, with no front-end and no contingent-deferred sales charge.  Shares of the Moderate Portfolios have no 12b-1 fees and no shareholder servicing fees.

TARGET DATE AND TACTICAL ALLOCATION PORTFOLIOS:

Class I Shares are offered at their net asset value per share, with no front-end and no contingent-deferred sales charge.   Class I shares have no 12b-1 fees and no shareholder servicing fees.  Separate fees may be charged by the Participating Insurance Companies.

Class II Shares are offered at their net asset value per share, with no front-end and no contingent-deferred sales charge.   Class II Shares are subject to a Rule 12b-1 distribution/shareholder servicing fee (as provided for by the Trust’s Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940) of 0.25% of the average daily net assets of each portfolio. The minimum initial investment for Class II Shares is governed by the Participating Insurance Companies.

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or account maintenance fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and any other rules or regulations promulgated by the NASD or the SEC applicable to mutual fund distribution and service fees.